Limelight Networks Selected by Neustar to Support World’s Largest DDoS Mitigation Network
Leading Content Delivery Network (CDN) Chosen for Global Footprint and Scale
Tempe, AZ, May 24, 2016 - Limelight Networks, Inc. (Nasdaq:LLNW), a global leader in digital content delivery, today announced they will be powering Neustar’s industry leading DDoS mitigation network.
Neustar, based in Sterling, Virginia, is a trusted, neutral provider of real-time information services and security solutions to protect against the serious threat of expanding Distributed Denial of Service (DDoS) attacks. As DDoS attacks have become more prominent, Neustar’s DDoS service has become an important component to protect an organization’s mission-critical digital infrastructure.
“As a global leader in digital content delivery, Limelight is excited to be working with Neustar to help them build out the world’s largest DDoS mitigation network”, said Robert Lento, chief executive officer of Limelight. “The scale and scope of the Limelight platform and the technology of Neustar will produce a security solution to easily handle the world’s largest DDoS attacks”, continued Lento. “This relationship is a strong endorsement of our capabilities and commitment to securely deliver internet traffic to organizations and consumers around the world. We believe with Neustar’s industry knowledge and Limelight’s network capabilities, we will be able to uniquely address the market needs. This announcement gives us greater confidence in our ability to meet or exceed analysts’ expectations for the quarter and the full year.”
“As DDoS attacks have become increasingly powerful and prevalent, it is critical for organizations to invest in a solution that can outpace its attackers. We selected Limelight based on their impressive global infrastructure, technology and people. The relationship demonstrates our joint commitment to securely manage, distribute and protect digital content distribution around the world,” said Lisa Hook, chief executive officer at Neustar.
Limelight Networks operates a global CDN on its own private network to deliver digital content for its customers. They operate one of the largest private global backbones for a CDN in the world, with over 15 terabits per second of egress capacity, and deliver billions of objects every day for their customers. Limelight delivers live streaming, video on demand and software and game downloads for their customers around the globe.

About Neustar
Every day, the world generates roughly 2.5 quadrillion bits of data. Neustar (NYSE: NSR) isolates certain elements and analyzes, simplifies and edits them to make precise and valuable decisions that drive results. As one of the few companies capable of knowing with certainty who is on the other end of every interaction, we’re trusted by the world’s great brands to make critical decisions some 20 billion times a day. We help marketers send timely and relevant messages to the right people. Because we can authoritatively tell a client exactly who is calling or connecting with them, we make critical realtime responses possible. And the same comprehensive information that enables our clients to direct and manage orders also stops attackers. We know when someone isn’t who they claim to be, which helps stop fraud and denial of service before they’re a problem. Because we’re also an experienced manager of some of the world’s most complex databases, we help clients control their online identity, registering and protecting their domain name, and routing traffic to the correct network address. By linking the most essential information with the people who depend on it, we provide more than 12,000 clients worldwide with decisions—not just data. More information is available at http://www.neustar.biz.

About Limelight Networks
Limelight Networks (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage online audiences by enabling them to securely manage and globally deliver digital content, on any device. The company’s award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations secure digital content, deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance customer relationships — all while reducing costs. For more information, please visit www.limelight.com, read our blog, follow us on Twitter, Facebook and LinkedIn and be sure to visit Limelight Connect.

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